SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   FORM 12b-25

                                               Commission File Number 0-24363


                           NOTIFICATION OF LATE FILING


(Check One):   [_] Form 10-K   [_] Form 20-F   [_] Form 11-K    [X] Form 10-Q
               [_] Form 10-D   [_] Form N-SAR  [_] Form N-CSR

          For Period Ended:         June 30, 2005
                           -------------------------------

     [_]  Transition Report on Form 10-K
     [_]  Transition Report on Form 20-F
     [_]  Transition Report on Form 11-K
     [_]  Transition Report on Form 10-Q
     [_]  Transition Report on Form N-SAR

     For the Transition Period Ended:______________________________________

Read attached instruction sheet before preparing form. Please print or type.

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates: ________________________


                                     PART I
                             REGISTRANT INFORMATION


Full name of registrant   Interplay Entertainment Corp.
                        --------------------------------------------------------
Former name if applicable

________________________________________________________________________________

Address of principal executive office (Street and number)

1682 Langley
________________________________________________________________________________

City, state and zip code     Irvine, California 92614
                         -------------------------------------------------------


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


                                    PART II
                             RULE 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

     |    (a)  The reasons  described in  reasonable  detail in Part III of this
     |         form  could  not be  eliminated  without  unreasonable  effort or
     |         expense;
     |
     |    (b)  The subject annual report,  semi-annual report, transition report
     |         on Form 10-K,  20-F, 11-K or Form N-SAR or Form N-CSR, or portion
[X]  |         thereof, will be  filed  on  or  before  the  15th  calendar  day
     |         following the prescribed  due  date;  or  the  subject  quarterly
     |         report or transition  report on Form 10-Q or subject distribution
     |         report  on  Form  10-D,  or  portion  thereof will  be  filed  on
     |         or  before the  fifth calendar day  following the  prescribed due
     |         date; and
     |
     |    (c)  The  accountant's  statement  or other  exhibit  required by Rule
     |         12b-25(c) has been attached if applicable.


                                    PART III
                                    NARRATIVE

State below in reasonable detail why the Form 10-K, 11-K, 20-F 10-Q, N-SAR, N-CSR, or the transition report portion thereof, could not be filed within the prescribed time period. (Attach extra sheets if needed.)

         Interplay Entertainment Corp.'s Form 10-Q for the period ended June 30, 2005, could not be filed within the prescribed time period because the registrant was unable, without unreasonable effort or expense , to finalize its quarterly financial data . The registrant anticipates filing the June 30, 2005 10-Q within a short period of time.

                                    PART IV
                               OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

                    Herve Caen                       (310)       432-1958
     ---------------------------------------------------------------------------
                       (Name)                     (Area Code) (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                                 [X] Yes  [_] No


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


(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                                 [_] Yes  [X] No

If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                          Interplay Entertainment Corp.
--------------------------------------------------------------------------------
                  (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date  August 12, 2005           By   /s/ Herve Caen
    -------------------            ---------------------------------------------
                                   Name:   Herve Caen
                                   Title:  Chief Executive Officer and Interim
                                   Chief Financial Officer

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.


                               ATTENTION

Intentional misstatements or omissions of fact constitute Federal Criminal Violations (see 18 U.S.C. 1001).


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